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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                              OCULAR SCIENCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   675744 10 6
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.  675744 10 6             SCHEDULE 13G           PAGE  2  OF  4  PAGES
         --------------                                        ---    ---

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               John D. Fruth
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)   [ ]
                                                                      (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      7,314,576
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       - 0 -
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     7,314,576
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 - 0 -
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               7,314,576
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               33.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               IN
          ---------------------------------------------------------------------




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ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

         (a)   Ocular Sciences, Inc.

         (b)   475 Eccles Avenue
               South San Francisco, CA 94080

ITEM 2.  INFORMATION CONCERNING PERSON FILING:

         (a)    John D. Fruth

         (b)    475 Eccles Avenue
                South San Francisco, CA 94080

         (c)    U.S.A.

         (d)    Common Stock

         (e)    675744  10  6

ITEM 3.  STATUS OF PERSON FILING:

         Not applicable.

ITEM 4.  OWNERSHIP:

         (a)    7,314,576

         (b)    33.64%

         (c)    (i) Sole power to vote or to direct vote: 7,314,576 shares

               (ii) Shared power to vote or to direct vote: 0 shares

              (iii) Sole power to dispose or to direct the disposition:
                    7,314,576 shares

               (iv) Shared power to dispose or to direct the disposition:
                    0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEMS 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.





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ITEM 10. CERTIFICATION:

         Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        January 20, 1998
                                        ________________________________________
                                        Date

                                        /s/ John D. Fruth
                                        ________________________________________
                                        Signature

                                        John D. Fruth
                                        ________________________________________
                                        Name/Title






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